Exhibit 99.2

To: All SLAB Sales/ FAE’s

From: Jennifer Howard-Brown

Subject: Sales resources for IoT customers regarding Sigma Designs

Sales team — Yesterday we shared news that Silicon Labs entered into a definitive agreement to acquire Sigma Designs and its Z-Wave technology.

We know you may get questions from customers. We published a letter to our customers and partners on the Silicon Labs blog that you can share. The letter is also available as an email template. Note that it’s important we remain consistent in our communications. Please use the content as is, including the forward-looking statement material required to comply with the law.

As a reminder, please do not make any public comment about the transaction (including through social media.)

Additional resources will be available in the coming weeks. Please let us know if you have additional questions.

Regards,

Jennifer

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